EXHIBIT 10-N

COLGATE-PALMOLIVE COMPANY

DESCRIPTION OF SUPPLEMENTAL SAVINGS & INVESTMENT PLAN

IRS regulations restrict compensation that may be taken into account by tax-qualified retirement plans such as the Colgate-Palmolive Company Employees Savings and Investment Plan (S&I Plan).

The Colgate benefit plans use “Recognized Earnings” as a proxy for compensation. For employees whose annual Recognized Earnings exceed the compensation limit set by the IRS for the year (“Eligible Employees”), their own S&I Plan contributions are based on Recognized Earnings up to the IRS limit, instead of their full Recognized Earnings. Accordingly, the Company matching contributions made on their behalf to the S&I Plan are also limited, as they are a function of employee contributions.

Through the Colgate-Palmolive Supplemental S&I Plan, the Company makes available to Eligible Employees a hypothetical amount equal to the Company matching contributions that cannot be made in the tax-qualified S&I plan due to the above limits. Prior to the beginning of each year, Eligible Employees can elect to either receive this Supplemental Company Match in cash at the end of the year, or defer it into the Supplemental S&I Plan. Any amount deferred remains deferred until the employee leaves the Company. A separate election form is completed with respect to each year.

If an Eligible Employee elects to receive the Supplemental Company Match for a given year in cash, the amount will be taxable and included in their W-2 earnings for the year for purposes of both income taxes and Medicare taxes. Payment of the Supplemental Company Match is made on December 15 (for US-based employees, in mid-December for Eligible Employees working outside the US) of such year.

If an Eligible Employee elects to defer the Supplemental Company Match for a given year, the deferral is credited to the Eligible Employee’s account in the Supplemental S&I Plan and accrues interest at the same rate as is used in the Company’s Deferred Compensation Plan for long-term deferrals. The deferral is credited as of December 31 of such year, and earnings accrue beginning on the following January 1. However, the Eligible Employee electing deferral is still required to pay the applicable Medicare tax on the deferred amount at the time of crediting. The Medicare tax is deducted from the Eligible Employee’s pay in December, and the deferral is reported on the Form W-2 for the year as Medicare wages. The Supplemental S&I Plan is unfunded, and all deferrals must remain in the Plan while the Eligible Employee remains a Colgate employee.

If an Eligible Employee fails to make an election with respect to a given year, the Supplemental Company Match for that year will be paid in cash in December of such year as if a cash election had been made.